                                                                     Exhibit 4.2



                          STOCK DISTRIBUTION AGREEMENT

         This Stock Distribution Agreement ("Agreement"), dated as of December 30, 1997, is by and between Vision Twenty-One, Inc. ("Vision 21"), a Florida corporation and any successor, and LaserSight Incorporated (the "Stockholder"), a Delaware corporation.

                                R E C I T A L S

         A. The Stockholder and Vision 21 have executed that certain Stock Purchase Agreement effective as of December 1, 1997 (the "Stock Purchase Agreement"), pursuant to which Vision 21 has agreed to acquire all of the issued and outstanding stock of MEC Health Care, Inc. and LSI Acquisition, Inc., in exchange for delivery to the Stockholder of 812,500 shares of Vision 21 common stock and the Additional Shares (as defined in the Stock Purchase Agreement, collectively, the "Restricted Shares") and $6,500,000 in cash, as more fully set forth in the Stock Purchase Agreement.

         B. The Stockholder and Vision 21 desire to enter into the plan of distribution (the "Plan of Distribution") described herein for liquidation of the Restricted Shares through, at Vision 21's sole option, a "shelf" registration statement, private placement, redemption by Vision 21 or other method acceptable to Vision 21 and the Stockholder.

         NOW THEREFORE, for and in consideration of the mutual agreements, terms, covenants and conditions herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1.      Plan of Distribution of Restricted Shares.

                 (a)      Stockholder agrees that on each date specified in
Section 1(b) below that number of the Restricted Shares so indicated in connection with such date shall, at Vision 21's sole option, either (i) be sold through a market maker designated by Vision 21 through a "shelf" registration statement (the "Registration Statement") pursuant to Sections 2, 3 and 4 hereof, (ii) be sold through a market maker designated by Vision 21 through a private placement pursuant to Sections 5, 6 and 7 hereof or other method of sale reasonably acceptable to Vision 21 and the Stockholder, or (iii) be purchased by Vision 21 pursuant to Section 8 hereof.

                 (b) The Restricted Shares shall be liquidated on, or, at Vision 21's option, before the following specified dates in the following specified increments in accordance with the terms of this Agreement:

                    RESTRICTED SHARES DISTRIBUTION SCHEDULE

                                     DATE                             Number of Shares
                                                                      to be Liquidated
                      ----------------------------------------------------------------------------
                       February 2 through February 27,    166,666 and 25% of the Additional Shares
                       1998

                       March 2 through March 31, 1998     166,667 and 25% of the Additional Shares



                       April 1 through April 30, 1998     229,167 and 25% of the Additional Shares

                       May 1 through May 29, 1998         250,000 and 25% of the Additional Shares

                 (c) Vision 21 agrees that no matter how the Restricted Shares are liquidated pursuant to this Agreement on each of the dates set forth in Section 1(b) hereof the Stockholder shall receive from Vision 21 and/or the party purchasing Restricted Shares a sum equal to the number of Restricted Shares to be sold on such date times the closing price of Vision 21 common stock as quoted by the NASDAQ National Market System on such date. Vision 21 also agrees the Stockholder shall receive a minimum of an aggregate of Six Million Five Hundred Thousand Dollars ($6,500,000) and a maximum of an aggregate of Seven Million Four Hundred Seventy-Five Thousand Dollars ($7,475,000) in connection with the liquidation of the Restricted Shares. In the event the Stockholder realizes aggregate gross proceeds from the sale of the Restricted Shares equal to Seven Million Four Hundred Seventy-Five Thousand Dollars ($7,475,000) prior to all Restricted Shares being liquidated pursuant to the Plan of Distribution, the Restricted Shares not yet liquidated, if any, shall be returned to Vision 21. If by 4:00 p.m., New York time, on May 29, 1998, the Stockholder has not realized the sum of at least Six Million Five Hundred Thousand Dollars ($6,500,000) from the sale of the Restricted Shares, Vision 21 shall pay the Stockholder by wire transfer of immediately available funds on May 29, 1998 the cash sum which is equal to Six Million Five Hundred Thousand Dollars ($6,500,000) less the proceeds received through such date by the Stockholder from the sale of Restricted Shares. However, if on such date not all Restricted Shares have been liquidated and Vision 21 exercises its right under Section 8 of this Agreement to redeem such Restricted Shares, then, such Restricted Shares shall be returned to Vision 21 in connection with the purchase thereof.

                 (d) Stockholder agrees not to sell, pledge, transfer or dispose of the Restricted Shares except in accordance with the terms of this Agreement and the terms of that certain Stock Pledge Agreement between the Stockholder and Foothill Capital Corporation dated as of December 30, 1997.

                 (e) The parties acknowledge and agree that the number of Restricted Shares (and therefore the Six Million Five Hundred Thousand Dollar ($6,500,000) minimum payment contemplated by Section 1(c) and the Seven Million Four Hundred Seventy-Five Thousand Dollar ($7,475,000) maximum payment contemplated by Section 1(c)) shall be subject to the adjustments contemplated by Section 2.5 of the Stock Purchase Agreement.

         2.               Shelf Registration.

                 (a) Vision 21 may, in its sole discretion, file and cause to be declared effective as soon as practicable a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act") for all of the Restricted Shares not yet liquidated in accordance with the Plan of Distribution, which form will then be available for the sale of the Restricted Shares in accordance with the Plan of Distribution. The Registration Statement shall be kept effective until such time as all of the Restricted Shares have been liquidated, provided that Vision 21 may terminate an effective Registration Statement prior to all of the Restricted Shares being




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

liquidated if on the date of such termination Vision 21 is in compliance with the terms of this Agreement.

                 (b) Vision 21 shall have the right to extend, temporarily suspend or delay the effectiveness of any Registration Statement for a period of up to thirty (30) days if, upon the advice of counsel, such extension, suspension or delay is advisable and in the best interests of Vision 21 because of the existence of non-public material information, or to allow Vision 21 to complete any pending audit of its financial statements, any material public financing plan, any pending material acquisition, or to release audited financial statements for any pending material acquisition as required by the Securities and Exchange Commission (the "Commission"), provided that Vision 21 shall only be entitled to one such suspension during the Plan of Distribution.

                 (c) The Stockholder agrees to cooperate with Vision 21 in all reasonable respects in connection with registration of the Restricted Shares, including timely supplying all information and executing and returning all documents requested by Vision 21 which are reasonable and customary.

                 (d) Vision 21 shall be entitled to include in the Registration Statement any other securities of Vision 21 (whether to be offered by Vision 21 or other Vision 21 security holders and regardless of the proposed terms of the transfer or sale of such other securities).

         3. Registration Covenants of Vision 21. In the event Vision 21 elects to file a Registration Statement to liquidate the Restricted Shares, Vision 21 hereby covenants and agrees to:

                 (a) Take such steps as may be necessary to comply with the Blue Sky laws of such states as may be required by law; provided that in no event shall Vision 21 be obligated to qualify to do business in any state where it is not so qualified or to take any action which would subject it to unlimited service of process in any state where it is not at such time so subject;

                 (b) Pay all fees and expenses of Vision 21's counsel, all accounting costs (including costs associated with the preparation of interim period financial statements), registration and Blue Sky filing fees, NASD fees, printing costs, experts' fees and expenses, costs of post-effective amendments, Eligible Broker's Fees (as defined herein), and all other usual and customary expenses in connection with the Registration Statement;

                 (c) Notify the Stockholder promptly after it shall receive notice thereof, of the date and time when such Registration Statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of such Registration Statement has been filed and provide the Stockholder with such number of prospectuses, and any amendments thereof or supplements thereto, the Stockholder may reasonably request;

                 (d) Promptly notify the Stockholder of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information and provide the Stockholder with copies of such requests;





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                 (e)      Prepare and promptly file with the Commission and
promptly notify Stockholder of the filing of such amendments or supplements to such Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the Restricted Shares is required to be delivered under the Securities Act, any event has occurred as the result of which any such prospectus or any other prospectus as then in effect may include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

                 (f) Advise the Stockholder promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

                 (g) Once the Registration Statement is effective Vision 21 shall, on or before the relevant date set forth in Section 1(b) hereof, instruct its transfer agent to immediately remove any restrictive legend from that number Restricted Shares then eligible to be sold pursuant to the Plan of Distribution.

         For purposes of Sections 3(b) and 6(b) "Eligible Broker's Fees" shall mean brokers', underwriters' and placement agents' fees, commissions and discounts related to the liquidation of Restricted Shares pursuant to a Registration Statement or a private placement, provided that if the Stockholder receives in excess of Six Million Five Hundred Thousand Dollars ($6,500,000) from the liquidation of Restricted Shares then the amount so received by the Stockholder in excess of Six Million Five Hundred Thousand Dollars ($6,500,000), shall be utilized to pay all customary brokers', underwriters' and placement agents' fees, commissions and discounts related to the liquidation of Restricted Shares, until such fees are paid in full and thereafter such excess shall be retained by the Stockholder subject to the limitations of Section 1(c).

         4. Registration Covenants of Stockholder. In the event Vision 21 elects to file a Registration Statement to liquidate the Restricted Shares, Stockholder hereby covenants and agrees:

                 (a) To cooperate with Vision 21 in its compliance with all federal and state securities laws, including without limitation providing such information and signing such documents as are necessary to effect registration pursuant to this Agreement; and

                 (b) To the entry of stop transfer instructions with Vision 21's transfer agent against the transfer of any Restricted Shares except in compliance with all applicable securities laws.

         5.      Private Placement.

                 (a) Vision 21 may, in its sole discretion, sell Restricted Shares pursuant to a private placement through a market maker designated by Vision 21.

                 (b) The Stockholder agrees to cooperate with Vision 21 in all reasonable




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respects in connection with the private placement of the Restricted Shares, including timely supplying all information and executing and returning all documents requested by Vision 21 which are reasonable and customary.

                 (c) Vision 21 shall be entitled to include in the private placement any other securities of Vision 21 (whether to be offered by Vision 21 or other Vision 21 security holders and regardless of the proposed terms of the transfer or sale of such other securities).

                 (d) In connection with any private placement of Restricted Shares the Stockholder shall be entitled to receive from Vision 21 and/or the purchaser of the Restricted Shares so sold the closing price of Vision 21 common stock as quoted by the NASDAQ National Market System on the date of the sale pursuant to the private placement.

         6. Private Placement Covenants of Vision 21. In the event Vision 21 elects to liquidate the Restricted Shares pursuant to a private placement, Vision 21 hereby covenants and agrees to:

                 (a) Take such steps as may be necessary to comply with the Blue Sky laws of such states as may be required by law; provided that in no event shall Vision 21 be obligated to qualify to do business in any state where it is not so qualified or to take any action which would subject it to unlimited service of process in any state where it is not at such time so subject; and

                 (b) Pay all fees and expenses of Vision 21's counsel, all accounting costs (including costs associated with the preparation of interim period financial statements), registration and Blue Sky filing fees, printing costs, experts' fees and expenses, Eligible Brokers' Fees, and all other usual and customary expenses in connection with the private placement.

         7. Private Placement Covenants of Stockholder. In the event Vision 21 elects to liquidate the Restricted Shares pursuant to a private placement, Stockholder hereby covenants and agrees:

                 (a) To cooperate with Vision 21 in its compliance with all federal and state securities laws, including without limitation providing such information and signing such documents as are necessary to effect the private placement pursuant to this Agreement; and

                 (b) That in no event will the Stockholder be eligible to receive more than the maximum amount contemplated by Section 1(c) from the liquidation of Restricted Shares.

         8. Redemption. Vision 21 shall have the right to redeem all or any part of the Restricted Shares at any time by paying the Stockholder a cash sum equal to the number resulting from multiplying the number of Restricted Shares so redeemed by the greater of (i) the Valuation Price (as defined in the Stock Purchase Agreement), and (ii) the closing price of Vision 21 common stock as quoted by the NASDAQ National Market System on the date of such redemption. In no event will the Stockholder be eligible to receive more than the maximum amount contemplated by Section 1(c) from the liquidation of Restricted Shares.

         9. Indemnification of Stockholder. Whenever registration with respect to any shares





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of Stockholder's Restricted Shares is effected under the Securities Act pursuant hereto or when Restricted Shares are sold pursuant to a private placement, Vision 21 will indemnify and hold harmless the Stockholder and its directors and officers from and against any and all losses, claims, liabilities, expenses and damages (including any and all investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they may become subject under the Securities Act, the Exchange Act of 1934 (the "Exchange Act") or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based on any untrue statement or alleged omission to state in the Registration Statement, private placement memorandum or other document filed with the Commission, a material fact required to be stated or necessary to make the statements in such a document not misleading, provided that Vision 21 will not be liable to Stockholder to the extent that such loss, claim, liability, expense or damage is based on an untrue statement or omission made in reliance on and in conformity with written information furnished to Vision 21 by Stockholder or through any attorney-in-fact for Stockholder, expressly for inclusion in the Registration Statement or any prospectus included in the Registration Statement or a private placement memorandum.

         10. Indemnification of Vision 21. Whenever registration with respect to any shares of Stockholder's Restricted Shares is effected under the Securities Act pursuant hereto or when Restricted Shares are sold pursuant to a private placement, the Stockholder will indemnify and hold harmless Vision 21 and each of Vision 21's directors and officers from and against any and all losses, claims, liabilities, expenses and damages (including any and all investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any addition, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based on any untrue statement or alleged untrue statement of a material fact required to be stated in the Registration Statement or private placement memorandum or necessary to make the statements in such documents not misleading; provided that Stockholder will not be liable except to the extent that such loss, claim, liability, expense or damage arises from or is based upon an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with written information furnished to Vision 21 by the Stockholder, or by the Stockholder through any attorney-in-fact, expressly for inclusion in the registration statement or any prospectus included in such registration statement or a private placement memorandum.

         11. Defense of Claim. Promptly after receipt by an indemnified party of notice of the commencement of any action, the indemnified party shall notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made against any indemnifying party under this Agreement, but the omission of such notice shall not relieve the indemnifying party from liability which it may have to the indemnified party under this Agreement, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice, and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Agreement. In case any action is brought against the indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and to the extent that it chooses,





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to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party that it so chooses, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided however that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the claim within twenty (20) days after receiving notice from the indemnified party that the indemnified party believes the indemnifying party has failed to diligently defend such claim, or (ii) if the indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there are legal defenses available to the indemnified party which conflict with the defense strategy of the indemnifying party, or (iii) if in the opinion of counsel for the indemnified party a conflict of interest exists that requires separate representation of the indemnified party and the indemnifying party, then the indemnified party shall have the right to assume or continue its own defense as set forth above and the indemnifying party shall reimburse the indemnified party for the costs of such defense. In no event shall the indemnifying party be reasonable for the fees of more than one firm for all indemnified parties.

         12. Survival of Indemnity. The indemnifications provided by this Agreement shall be a continuing right to indemnification and shall survive the registration and sale of any securities by any person entitled to indemnification hereunder and the expiration or termination of this Agreement.

         13. Remedies. If Vision 21 fails to take the actions or make the payments described in Sections 1(a) or 1(c) hereof on or before the date which is three business days after the date specified in such Sections (the "Default Date") then the following shall apply:

                 (a) Vision 21 shall prepare, and, on or prior to 20 business days after the Default Date (the "Filing Date"), file with the Commission a registration statement on Form S-3 (or, if Form S-3 is not then available, on such form of registration statement as is then available to effect a registration of all of the Restricted Shares) covering the resale of all of the Restricted Shares. Such registration statement (and each amendment or supplement thereto) shall be provided to (and subject to the approval of (which approval shall not be unreasonably withheld or delayed)) the Stockholder and their counsel prior to its filing or other submission, except to the extent that a post-effective amendment of such registration statement, or supplement to the related prospectus, is required by applicable securities law to be filed before such approval can reasonably be obtained, in which case Vision 21 shall provide a copy of such amendment or supplement, as applicable, to the Stockholder and their counsel as soon as practicable after such filing. Vision 21 shall cause such registration statement to become effective as soon as practicable after such filing and keep such registration statement effective at all times until such date as is the earlier of (i) the date on which all of the Restricted Shares have been sold, and (ii) the date on which all of the Restricted Shares may be immediately sold to the public without registration conditions, or limitations, whether pursuant to Rule 144(k) or otherwise (the "Registration Period").

                 Vision 21 shall cause such registration statement to become effective as soon as practicable, but in no event later than the ninetieth
(90th) day following the Default Date (the "Registration Deadline"). If (i) such registration statement covering all of the Restricted Shares




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is not declared effective by the Commission on or before the Registration
Deadline, or (ii) after such registration statement has been declared effective by the Commission, sales of all the Restricted Shares cannot be made pursuant to such registration statement (by reason of a stop order or Vision 21's failure to update the registration statement), then Vision 21 will make payments to the Stockholder in such amounts and at such times as shall be determined pursuant to this Section 13(a) as partial relief for the damages to the Stockholder by reason of any such delay in or reduction of their ability to sell the Restricted Shares (which remedy shall not be exclusive of any other remedies available at law or in equity). Vision 21 shall pay to the Stockholder an amount equal to
(i) (A) .01 per month (prorated daily during the first 30 days after the Registration Deadline) and .02 per month, prorated daily (thereafter) times (B) the aggregate value of the Restricted Shares not yet liquidated pursuant to the Plan of Distribution (such value shall be calculated utilizing the closing price of Vision 21 common stock as quoted by the NASDAQ National Market System as of the date the Restricted Stock was issued) times (ii) the sum of: (A) the number of months (prorated per day for partial months) following the Registration Deadline but prior to the date such registration statement is declared effective by the Commission plus (B) the number of months (prorated per day for partial months) following the Registration Deadline but prior to the termination of the Registration Period that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective. Such amounts shall be paid in cash within five business days after the end of each period that gives rise to such obligation, provided that, if any such period extends for more than 30 days, payments shall be made for each such 30 day period within five business days after the end of such 30 day period.

                 (b) The Stockholder will be free to sell all of the Restricted Shares in a private placement or other transaction subject only to compliance with applicable securities laws, including, without limitation, to persons in the United States whom the Stockholder reasonably believes to be qualified institutional buyers as defined in Rule 144A under the Securities Act, as such rule may be amended from time to time ("Rule 144A"), in transactions under Rule 144A and (ii) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) and (7) under Regulation D of the Act) in private sales exempt from registration under the Act (such persons specified in clauses (i) and (ii) being referred to herein as the "Eligible Purchasers"). Sales to Eligible Purchasers shall be made in compliance with applicable securities laws and any shares so sold shall bear appropriate restrictive legends.

                 Vision 21 agrees to take all necessary steps to facilitate the Stockholder's sale of the Restricted Shares to Eligible Purchasers. During the period of time the Stockholder is trying to sell the Restricted Shares pursuant to this Section 13(b), Vision 21 shall advise the Stockholder promptly and, if requested by it, shall promptly confirm such advice in writing, of any material adverse change, or of any event or condition known to Vision 21 which is reasonably likely to result in a material change, in the condition (financial or other), business, prospects, liabilities (contingent or otherwise), properties, net worth, solvency or results of operations of Vision 21 (whether or not arising in the ordinary course of business), or of the happening of any event, any information becoming known or the existence of any condition that would require any amendment or supplement to any Vision 21 filing with the Commission so that such filings would not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.




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                 Vision 21 will cooperate with the Stockholder and with its counsel in connection with the qualification of the Restricted Shares for offering and sale by the Stockholder and by dealers to Eligible Purchasers under the securities or Blue Sky laws of such jurisdictions as the Stockholder may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such qualification.

                 For so long as any of the Restricted Shares are held by the Stockholder and are "restricted securities" within the meaning of Rule 144(a)(3) under the Act and during any period in which Vision 21 is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, Vision 21 will furnish to holders and beneficial owners of the Restricted Shares and prospective purchasers of Restricted Shares designated by such holders, upon request of such holders or beneficial owners or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act to permit compliance with Rule 144A in connection with resales of the Restricted Shares.

                 (c) The Stockholder will be free to seek all other remedies which may be available at law or in equity in connection with Vision 21's failure to comply with the terms of this Agreement.

         14. Listing on Securities Exchanges. Vision 21 shall cause the listing and the continuation of listing of Vision 21's common stock on the NASDAQ National Market. By February 1, 1998 Vision 21 shall file the appropriate application (and pay the associated fee) for listing the Restricted Shares with NASDAQ.

         15. SEC Filings. During the period of time the Stockholder owns the restricted Shares Vision 21 shall supply the Stockholder with a copy of all annual or quarterly reports of Vision 21 and such other reports and documents filed by the Company with the Commission. Such copies shall be supplied within three business days after the filing thereof with the Commission.

         16. Non-Transferability. The benefits set forth herein, including indemnification by Vision 21, are granted for the sole and personal benefit of the Stockholder and may not be transferred or assigned, provided that Vision 21 consents to the terms and conditions of that certain Collateral Assignment among Vision 21, the Stockholder and Foothill Capital Corporation dated December 30, 1997.

         17. Delay of Registration. Stockholder agrees that it shall have no right to obtain or seek an injunction restraining or otherwise delaying any registration statement filed by Vision 21.

         18.     Notices.

                 (a) All communications under this Agreement shall be in writing and shall be sufficient in all respects if personally delivered or mailed by prepaid certified or registered mail, return receipt requested, addressed as follows:




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


                          (i)     If to Vision 21, at:

                                  Vision Twenty-One, Inc.
                                  7209 Bryan Dairy Road
                                  Largo, Florida 34647
                                  Attn: Theodore N. Gillette,
                                        Chief Executive Officer

                                  With a copy to:

                                  Darrell C. Smith, Esquire
                                  Shumaker, Loop & Kendrick, LLP
                                  101 E. Kennedy Boulevard, Suite 2800
                                  Tampa, Florida 33602

                          (ii)    If to the Stockholder at:

                                  LaserSight Incorporated
                                  12161 Lackland Road
                                  St. Louis, Missouri 63146
                                  Attn: Michael R. Farris,
                                        Chief Executive Officer

                                  with a copy to:

                                  Alan B. Bornstein, Esquire
                                  Sonnenschein Nath & Rosenthal
                                  One Metropolitan Square
                                  Suite 3000
                                  St. Louis, Missouri 63102

or at such other address as one party may have furnished in writing to the other party.

                 (b) Any notice so addressed, when mailed by registered or certified mail, shall be deemed to be given three days after so mailed, and when delivered by hand shall be deemed to be given upon delivery.

         19. Counterparts. One or more counterparts of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

         20. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Florida, which shall prevail in all matters arising under or in connection with this Agreement.

         21. Headings. The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.




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         22.     Stock Lettering.  Vision 21 shall have the right to provide a legend on the shares of Common Stock covered hereunder reflecting the restrictions described herein.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

                                        VISION TWENTY-ONE, INC.


                                        By: /s/ RICHARD T. WELCH
                                            ---------------------------------
                                               Richard T. Welch,
                                               its Chief Financial Officer


                                        LASERSIGHT INCORPORATED


                                        By:  /s/ MICHAEL R. FARRIS
                                            ---------------------------------
                                               Michael R. Farris,
                                               its Chief Executive Officer






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